Exhibit 10.1
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
     This Amendment (“Amendment”) is made and entered into as of October 24th, 2007, and modifies amending as set forth below the Executive Employment Agreement (“Agreement”) between WEBSIDESTORY, INC., a Delaware corporation now named VISUAL SCIENCES, INC. (the “Company”) and JAMES W. MACINTYRE, IV (“Employee”).
Recitals:
     WHEREAS, the Employee has been employed by the Company as its President and Chief Executive Officer since November 20, 2006;
     WHEREAS, the Company maintains offices in both Herndon, Virginia, which is in Northern Virginia, and in San Diego, California;
     WHEREAS, at the time the Employee became President and Chief Executive Officer of the Company, the parties contemplated evaluating prior to December 31, 2007 whether or not the Employee should be required to relocate his primary residence from Northern Virginia to the San Diego, California area;
     WHEREAS, the parties have determined that relocation of the Employee’s primary residence is not necessary at this time; and
     WHEREAS, the Employee and the Company desire to set forth in this Amendment certain modifications to the Agreement, relating to relocation and travel by the Employee.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:
     1. Section 2.4 of the Agreement shall be deleted in its entirety and replaced by the following:
          2.4 Relocation and Travel.
          (a) The Employee and his family may continue to reside in Northern Virginia, with the Employee traveling to and from the Company’s headquarters in San Diego, California and other offices of the company and other locations on Company business as reasonably necessary to fulfill his responsibilities under this Agreement. The Company shall pay the reasonable expenses of such travel as provided in Section 4 below. In the event, that the Employee determines that it would be in the best interest of the Company for him to spend more than seven consecutive days in the San Diego, California area in furtherance of the Company’s business, then the Company shall rent (or reimburse the Employee for the rental of) a residence in the San Diego, California area mutually agreeable to the Employee and the Company for the Employee and his family, at the Company’s sole cost and expense.

          (b) Should the Employee and the Board of Directors of the Company mutually determine at any time during his employment under this Agreement that he should relocate to the San Diego, California metropolitan area the Company agrees to reimburse the Employee for all Relocation Expenses (as defined below) relating to such relocation. The Company shall make such reimbursement promptly upon presentation of reasonably detailed documentation of his Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean the following reasonable expenses incurred by the Employee related to moving his and his family’s primary residence from Northern Virginia to the San Diego, California metropolitan area: (i) costs of looking for a new primary residence, including house hunting trips; (ii) attorneys’ fees, closing costs and brokers’ commissions (up to 6%) associated with the sale of the Employee’s Northern Virginia residence; (iii) attorneys’ fees and closing costs associated with the purchase of the Employee’s new residence in the San Diego, California area (but excluding mortgage loan fees and points); (iv) temporary family living expenses; (v) relocation travel expenses; and (vi) the physical movement of furniture, clothing, household effects, vehicles and other items from the Employee’s Northern Virginia home to the San Diego, California area. To the extent any Relocation Expenses are deemed to be taxable compensation to the Employee, the Company will make a “gross up” payment to the Employee sufficient to pay all federal, state and local income taxes imposed on the Employee in connection with the Company’s reimbursement of Relocation Expenses and the payment of such taxes.
     3. This Amendment is a modification of the Agreement which is in writing and, when signed by both parties, shall be effective as a modification of the Agreement in compliance with Section 10.3 of the Agreement. The Agreement shall remain in full force and effect, except as expressly modified by this Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

The Company:	Visual Sciences, Inc.

/s/ William Harris

	By:	William Harris

	Title:	Chairman

The Employee:

/s/ James W. MacIntyre, IV

James W. MacIntyre, IV

2